Exhibit 99.1

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

(TRANSLATION)

May 12, 2022

To whom it may concern:

Company Name:	NIPPON KANZAI Co., Ltd.
Title and Name of Representative:	President and Representative Director	Shintaro Fukuda
(Code No.: 9728, Prime Section of the Tokyo Stock Exchange)
Contact Person:	Managing Director Head of General Administration Supervising Division	Yasuhiro Harada
Telephone No.:	(03)5299-0863

Announcement on Shift to Holding Company Structure through Sole Share Transfer

We, NIPPON KANZAI Co., Ltd., hereby announce as follows that we resolved, at the meeting of the Board of Directors held today, to incorporate a holding company (wholly owning parent company) “NIPPON KANZAI Holdings Co., Ltd.” (the “Holding Company”) through a sole share transfer (the “Share Transfer”) on April 3, 2023 (tentative date), after taking the prescribed procedures including passing the approval resolution at the ordinary general meeting of shareholders scheduled to be held on June 17, 2022.

Since the Share Transfer is a sole share transfer by us, which is a listed company, part of the disclosure items and contents have been omitted.

1.	Background and Purpose of Transition to Holding Company Structure through Sole Share Transfer

(1)	Background of Transition to Holding Company Structure

Since our founding in 1965, we have been entrusted with our customers’ valuable building assets, based on the belief that our mission is to ensure that buildings are always healthy and can be used with a sense of security. During that time, amidst the diversification and complexity of customer needs in response to changes in social conditions, we have continuously evolved contents, intended applications, levels, etc. of our services, aiming to be a “company that contributes to society through continuous growth,” and we have provided quality services always from the customers’ perspective.

In order to further accelerate our group’s business development and achieve sustainable growth in the future, we believe it is necessary to review our group’s organizational structure and further strengthen each business while leveraging group synergies. We also believe it is necessary to train group management personnel through experience at each operating company. From the above perspective, we have determined that it is optimal for our group to transition to a holding company structure, as a new group management organizational structure. The Holding Company, which specializes in group management functions, formulates management strategies, optimizes management resources, and strengthens functions, whereas operating companies conduct speedy management in line with the business environment based on their respective responsibility and authority, by which we aim to realize further growth of our group.

(2)	Purpose of Transition to Holding Company Structure

The purpose of our group’s transition to a holding company structure is as follows.

(i)	Strengthening of Group Headquarter Functions

Our group will strengthen its functions by separating the group management function from the business execution function, with the Holding Company specializing in the group management function. In addition, we believe that by consolidating common and cross-sectional functions into the Holding Company, group synergies can be leveraged.

(ii)	Delegation of Authority to Each Business and Speed-Up of Decision-Making

By spinning off the building maintenance business and giving it responsibility and authority, we will realize speedy business operations in accordance with the business environment. We believe that by becoming an operating company with greater autonomy and freedom, we will be able to respond more quickly to customer needs and operate more closely to the site.

(iii)	Development of Group Management Personnel

We will develop group management personnel by having them accumulate management experience at operating companies under the umbrella of the Holding Company. In addition, we are imagining that we will identify, train, manage, and promote personnel who will be responsible for the next generation of group management under the leadership of the Holding Company.

2.	Procedures for Transition to Holding Company Structure

We plan to reorganize our subsidiaries as subsidiaries of the Holding Company after incorporation of of the Holding Company.

3.	Summary of Share Transfer

(1)	Schedule of Share Transfer

Thursday, March 31, 2022: Record date of the ordinary general meeting of shareholders

Thursday, May 12, 2022: Board of Directors meeting to approve the Share Transfer plan

Friday, June 17, 2022 (tentative date ): Ordinary general meeting of shareholders to approve the Share Transfer plan

Thursday, March 30, 2023 (tentative date ): Delisting of our shares

Monday, April 3, 2023 (tentative date ): Registration date of incorporation of the Holding Company (effective date)

Monday, April 3, 2023 (tentative date): Listing of the Holding Company

Provided, however, that the above schedule may be changed due to the necessity for the progress of the procedures for the Share Transfer or for other reasons.

(2)	Method of Share Transfer

The method of the Share Transfer is a sole share transfer in which we become a wholly-owned subsidiary and the Holding Company becomes a wholly-owning parent company incorporated through the share transfer.

(3)	Contents of Allocation pertaining to Share Transfer (Share Transfer Ratio)

Company Name	NIPPON KANZAI Holdings Co., Ltd. (Wholly-Owning Parent Company)	NIPPON KANZAI Co., Ltd. (Wholly-Owned Subsidiary)
Share Transfer Ratio	1	1

(i)	Share Transfer Ratio

We will allocate to our shareholders as of immediately prior to the effective date of the Share Transfer one (1) common share of the Holding Company to be incorporated for each one (1) common share of us, NIPPON KANZAI Co., Ltd., held by the shareholders.

(ii)	Number of Share Unit

The Holding Company will adopt a share unit system, and the number of shares constituting one (1) unit is 100 shares.

(iii)	Basis of Calculation of Share Transfer Ratio

The Share Transfer is to incorporate one (1) wholly-owning parent company through a sole share transfer by us, and all of the shares of the Holding Company will be allocated only to our shareholders as of immediately prior to the effective date of the Share Transfer. Placing utmost importance on not causing any disadvantage to our shareholders, based on the fact that there is no change between our shareholder composition immediately prior to the effective date of the Share Transfer and the shareholder composition immediately after the incorporation of the Holding Company, we will allocate to the shareholders one (1) common share of the Holding Company for each one (1) common share of us held by them.

(iv)	Result, Method, and Basis of Calculation by Third-Party Calculation Organization

For the reason stated in (iii) above, we have not performed calculation of the share transfer ratio by a third-party calculation organization.

(v)	Number of New Shares to be Delivered through Share Transfer (tentative number)

41,180,306 common shares (tentative number)

The above number of new shares is based on the total number of our issued shares (41,180,306 shares) as of March 31, 2022. Provided, however, that in the event that the total number of our issued shares changes prior to the effective date of the Share Transfer, the above number of new shares to be delivered by the Holding Company will change accordingly.

(4)	Handling of Share Options and Bonds with Share Options upon Share Transfer

We do not issue share options and bonds with share options.

(5)	Mattes concerning Application for Listing of Holding Company

We plan to file an application for listing of the Holding Company to be newly established on the Tokyo Stock Exchange Prime Market, and the scheduled listing date is Monday, April 3, 2023. In addition, because we will become a wholly-owned subsidiary of the Holding Company through the Share Transfer, we are to be delisted on Thursday, March 30, 2023, prior to the listing of the Holding Company.

The delisting date is subject to change as it is determined in accordance with the rules of the Tokyo Stock Exchange.

4.	Outline of Company Involved in Share Transfer

(As of March 31, 2022)

(1)	Trade Name	NIPPON KANZAI Co., Ltd.
(2)	Location	(Headquarters) 2-1-10 Nihombashi, Chuo-ku, Tokyo (Registered Office) 9-16 Rokutanjicho, Nishinomiya-shi, Hyogo
(3)	Title and Name of Representative	President and Representative Director Shintaro Fukuda
(4)	Description of Business	Building management and operation business
(5)	Amount of Stated Capital	JPY 3,000,000,000
(6)	Date of Incorporation	October 27, 1965
(7)	Number of Issued Shares	41,180,306 shares
(8)	Fiscal Year End	March 31
(9)	Major Shareholders and Shareholding Ratio (Ratio of Number of Shares Held to Total Number of Issued Shares (Excluding Treasury Shares))	Nippon Service Master	33.58%
		The Master Trust Bank of Japan, Ltd. (Trust Account)	6.73%
		Shintaro Fukuda	5.53%
		Hikari Tsushin K.K.	3.34%
		Custody Bank of Japan, Ltd.(Trust Account)	2.61%
		Takeshi Fukuda	2.54%
		Nippon Kanzai Employee Shareholding Association	2.04%
		Meiji Yasuda Life Insurance Company	1.49%
		Mitsubishi UFJ Trust and Banking Corporation	1.27%
		Nippon Kanzai Business Partner Shareholding Association	1.14%

(10)	Operating Results and Financial Position for the Past Three (3) Years
	Fiscal Year End	March 2020	March 2021	March 2022
	Consolidated Net Assets (million yen)	53,029	56,694	61,652
	Consolidated Total Assets (million yen)	77,024	81,280	82,141
	Consolidated Net Assets per Share (yen)	1,385.10	1,482.29	1,614.97
	Consolidated Sales (million yen)	106,300	104,124	103,737
	Consolidated Operating Income (million yen)	6,854	7,546	7,500
	Consolidated Ordinary Profit (million yen)	7,232	7,982	8,276
	Current Net Profit Attributable to Shareholders of Parent Company (million yen)	4,346	5,149	6,177
	Consolidated Current Net Profit per Share (yen)	117.29	137.74	165.24

5.	Outline of Newly Incorporated Company (Wholly-Owning Parent Company Incorporated through Share Transfer (Holding Company)) (scheduled)

(1)	Trade Name	NIPPON KANZAI Holdings Co., Ltd.
(2)	Location	(Headquarters) 2-1-10 Nihombashi, Chuo-ku, Tokyo (Registered Office) 9-16 Rokutanjicho, Nishinomiya-shi, Hyogo
(3)	Title and Name of Representative	President and Representative Director Shintaro Fukuda
(4)	Description of Business	Business management of group companies and other related business
(5)	Amount of Stated Capital	JPY 3,000,000,000
(6)	Date of Incorporation	April 3, 2023
(7)	Number of Issued Shares	41,180,306 shares
(8)	Fiscal Year End	March 31
(9)	Net Assets	Not yet determined
(10)	Total Assets	Not yet determined

6.	Outline of Accounting Procedures

Since the Share Transfer falls under a “common control transaction” for corporate accounting purposes, there is no impact on profit or loss. In addition, goodwill is not expected to arise from the Share Transfer.

7.	Future Outlook

Upon the Share Transfer, we will become a wholly-owned subsidiary of the Holding Company. As a result, our business results are to be reflected in the consolidated business results of the Holding Company, which is the wholly-owning parent company incorporated through the share transfer. The impact of the Share Transfer on the business results is expected to be minor.

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